As filed with the Securities and Exchange Commission on March 27, 2009.
Registration No. 333-120659
Registration No. 333-131411

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5 TO FORM SB-2 (REGISTRATION NO. 333-120659)
and
POST-EFFECTIVE AMENDMENT NO. 3 TO FORM SB-2 (REGISTRATION NO. 333-131411)
on
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CRUSADER ENERGY GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	88-0349241 (I.R.S. employer identification number)
4747 Gaillardia Parkway
Oklahoma City, OK 73142
(405) 285-7555
(Address and telephone number of principal executive offices)
Charles L. Mullens, Jr.
General Counsel
Crusader Energy Group Inc.
4747 Gaillardia Parkway
Oklahoma City, OK 73142
(405) 285-7555
(Name, address and telephone number of agent for service)
Copies to:
Rodney Moore, Esq.
Vinson & Elkins LLP
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, TX 75201-2975
(214) 220-7700

          Approximate date of commencement of proposed sale to the public: Not applicable.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☑*
(Do not check if a smaller reporting company)
* The registrant qualified as a smaller reporting company until June 30, 2008, and as such is entitled to utilize the smaller reporting company disclosure rules until the registrant files its quarterly report on Form 10-Q for the first quarter of 2009.

DEREGISTRATION OF UNSOLD SECURITIES
On November 22, 2004, Crusader Energy Group Inc., a Nevada corporation then named Westside Energy Corporation (the “Company”), filed a Registration Statement on Form SB-2 (File No. 333-120659) with the Securities and Exchange Commission (the “Commission”) which was subsequently amended by Post-Effective Amendments Nos. 1, 2, 3, and 4 on October 11, 2005, December 16, 2005, October 2, 2006, and July 7, 2007, respectively. On January 30, 2006, the Company filed a Registration Statement on Form SB-2 (File No. 333-131411) with the Commission which was subsequently amended by Post-Effective Amendments Nos. 1 and 2 on October 2, 2006, and July 7, 2007, respectively (all of the foregoing collectively, the “Registration Statements”).
The Registration Statements registered the resale from time to time of 23,955,049 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share. The Shares were registered to permit resales of such Shares by the selling stockholders, as named in the Registration Statements, who owned Shares and warrants to purchase Shares.
The Company is filing this Post-Effective Amendment No. 5 and No. 3 (as applicable) to the Registration Statements to deregister all the Shares that were previously registered under the Registration Statements but remain unsold as of the date hereof. The Company assumes that all Shares registered under the Registration Statements have been sold but cannot accurately estimate the number of Shares (if any) that remain unsold as of the date hereof. The Company is seeking to deregister all Shares that remain unsold pursuant to the Registration Statements, as Form SB-2 is no longer an effective form for registration of securities under the Securities Act of 1933 and the Company’s obligation to keep the Registration Statements effective pursuant to the terms of its registration rights agreements with the selling stockholders has terminated with respect to the Shares. The Registration Statement is hereby amended to reflect the deregistration of all remaining unsold Shares.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oklahoma City, State of Oklahoma, on March 27, 2009.

CRUSADER ENERGY GROUP INC.
	By:	/s/ David D. Le Norman
March 27, 2009		David D. Le Norman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David D. Le Norman David D. Le Norman	President, Chief Executive Officer and Director (principal executive officer)	March 27, 2009

/s/ Roy A. Fletcher Roy A. Fletcher	Vice President and Controller (principal financial officer and principal accounting officer)	March 27, 2009

/s/ Robert J. Raymond Robert J. Raymond	Chairman of the Board of Directors	March 27, 2009

/s/ Joe Colonnetta Joe Colonnetta	Director	March 27, 2009

/s/ James C. Crain James C. Crain	Director	March 27, 2009

/s/ Phil D. Kramer Phil D. Kramer	Director	March 27, 2009

/s/ Robert H. Niehaus Robert H. Niehaus	Director	March 27, 2009